Exhibit 10.3

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this "Amendment") is made and entered into by and between Healthaxis, Ltd., a Texas limited partnership ("Healthaxis"), and Lawrence F. Thompson (the "Executive"), to be effective as of the 20th day of April 2007.

WHEREAS, Healthaxis and Executive are parties to that certain Employment Agreement dated as of May 13, 2005 (the "Agreement") which sets forth, among other things, the terms and conditions pursuant to which Healthaxis or its successor will continue to employ the Executive and/or the amount of certain payments that would be made to the Executive upon certain events;

WHEREAS, the parties desire to amend the Agreement as provided herein; and

WHEREAS, except as otherwise defined herein, all capitalized terms used in this Amendment shall have the meaning specified in the Agreement.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Healthaxis and Executive do hereby agree as follows:

1. Employment Period. The current "Employment Period" as referenced in the Agreement commenced on June 1, 2005 and runs through June 1, 2008. Healthaxis and Executive agree that beginning on June 1, 2007, and on each day thereafter, that the Employment Period shall be automatically extended by an additional one (1) day period. As a result, at any given time from and after June 1, 2007, the remaining term of the Employment Period will be one (1) year.

2. Commuting Period and Commuting Allowance. Section 2(b) of the Agreement is hereby amended to extend the commuting period through December 31, 2008 and to increase the combined monthly commuting expense reimbursement amount from $1,850 per month to $2,100 per month beginning in May 2007.

3. Guaranteed Minimum Commissions. Section 2(c)(iii) of the Agreement is hereby amended to read in its entirety as follows:

"(iii) The Executive shall participate in the Company's Sales Compensation Plan as approved by the Compensation Committee of the Board of Directors from time to time. During the period that began June 1, 2006 and ending May 31, 2007, and during each subsequent 12-month period starting June 1 and ending May 31 during the Employment Period, Executive is guaranteed a minimum aggregate commission under the applicable Sales Compensation Plan(s) of $50,000 for each such twelve-month period. Accordingly, in the event the Executive does not receive at least $50,000 in sales commissions during any such 12 month period, then within 30 business days from the end of such period, the Company will pay Executive the difference between $50,000 and the amount of actual commissions paid during such period. In order to more evenly distribute the guaranteed minimum commissions, Executive will receive quarterly draws during these twelve-month periods in an amount equal to the difference between $12,500.00 and the amount of actual commissions payable to Executive for any such quarter in which actual commissions payable are less than $12,500. These quarterly payments shall be treated as draws against future commissions, and shall not be required if Executive has already received at least $50,000 in actual commissions during the applicable twelve-month period;"

Except as expressly amended as provided herein, the Agreement shall continue in full force and effect in accordance with its terms.

EXECUTED by the parties to be effective as of the date set forth hereinabove.

HEALTHAXIS:		EXECUTIVE:

Healthaxis, Ltd.
/s/ Lawrence F. Thompson

Lawrence F. Thompson

By:	Healthaxis Managing Partner, LLC, General Partner

By:	/s/ John Carradine